Exhibit 10.11 FTAI AVIATION LLC May 27, 2024 VIA EMAIL Joseph P. Adams Jr. Dear Joe: It is with great pleasure that we extend to you an offer to join FTAI Aviation LLC (the “Company”), as set forth below. This letter, together with Exhibit A hereto, is referred to herein as the “Letter Agreement.” Start Date: Subject to full execution of this Letter Agreement and any related Company documents referenced herein, your employment with the Company will commence on May 28, 2024 (the “Start Date”). Term: This Letter Agreement will have an initial term beginning on the Start Date and ending on the third anniversary of the Start Date. Following the initial term, the Letter Agreement will automatically renew for successive one-year terms, unless either you or the Company provides written notice no later than 90 days prior to the end of the applicable term that it will not extend the term. Termination of the term as a result of the Company providing such written notice will be a termination without Cause (as defined below). Position: You will serve as the Chief Executive Officer and Chairman of FTAI Aviation (as defined below). For so long as you serve as Chief Executive Officer, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of FTAI Aviation is listed), the Board of Directors of FTAI Aviation (the “FTAI Board”) and/or the Nominating and Corporate Governance Committee of the FTAI Board will nominate you for reelection to the FTAI Board at each annual meeting at which you are subject to reelection, and upon your election/re-election, you will be appointed as Chair of the FTAI Board. Duties: You will have all of the duties, responsibilities and authority commensurate with your position as Chief Executive Officer and Chairman of the FTAI Board. In your role as Chief Executive Officer, your duties will be those assigned to you by the FTAI Board and which shall be consistent with your position as Chief Executive Officer. You will report solely and directly to the FTAI Board, and all senior executives of the Company will report directly or indirectly to you. You agree that you will not accept other employment while working for the Company and you will devote substantially all of your working time to the Company, except that you will be permitted to continue to serve as a director and chairman of FTAI Infrastructure. You shall be permitted to engage in charitable, civic and educational activities (including not-for-profit boards of directors), manage your personal investments and, subject to the reasonable approval of the FTAI Board, one other for-profit board in addition to FTAI Infrastructure (“FIP”)

so long as such activities do not conflict with or interfere materially with your duties to the Company. Notwithstanding anything to the contrary herein, you shall be permitted to provide reasonable transition services to FIG LLC as reasonably requested in connection with resolving the remaining assets and in achieving the final wind-down and liquidation of one of its funds. Location of Employment: You will be an employee of the Company at its office in New York, New York, although you acknowledge that you may be required to travel from time to time for business reasons, as reasonably requested by the Company. Salary: Your base salary will be paid at the rate of $975,000 per annum, payable in accordance with the regular payroll practices of the Company as in effect from time to time. For fiscal year 2024, your base salary will be retroactive to January 1, 2024, and you will receive a catch-up base salary payment as soon as practicable following the Start Date, provided that any base salary paid to you with respect to your employment with FIG LLC in fiscal year 2024 prior to the Start Date shall offset any catch-up base salary payment otherwise due. The Company reserves the right to modify its payroll practices and payroll schedule at its sole discretion. Your base salary will be subject to annual review by the FTAI Board or its Compensation Committee and may be adjusted upward but not downward from time to time. Any such increased base salary shall be treated as your base salary for purposes of this Agreement. Your base salary will constitute your compensation for all hours worked, regardless of the number of hours worked in any work week. 401(k) True-up To the extent applicable, the Company will make a cash payment to you in an amount equal to the gross amount (as determined by the Company in its sole discretion) of any unvested amounts under the Fortress Investment Group LLC 401(k) you forfeited as a result of your resignation from FIG LLC. Discretionary Annual Bonuses: You are eligible to receive, as additional compensation, a discretionary annual bonus with respect to each year you are employed by the Company (including, without pro-ration, for 2024), which annual bonus (if any) will be paid no later than March 15 of the immediately subsequent calendar year. Payment of an annual bonus in any given fiscal or calendar year does not entitle you to additional compensation or any such bonus in any subsequent year. In order to be eligible for any such bonus while employed at the Company, you must be an active employee at, and not have given or received notice of termination prior to, the time of the bonus payment, except as otherwise provided herein. Equity Incentives: Provided that within 90 days following the Start Date, you purchase 58,498 ordinary shares of FTAI Aviation, to be equitably adjusted for changes in the capitalization of FTAI Aviation between the Start Date and the date of purchase (an approximate value of $4.7 million) (for the avoidance of doubt, such amount shall not include any ordinary shares you own as of the Start Date) (the “Post-Start Date Shares”), FTAI Aviation will grant you an award of 58,498 FTAI Aviation restricted stock units (the “FY24 Award”). The FY24 Award will be scheduled to vest ratably over a 3 year period from the Start Date in annual installments, subject (except as provided herein) to your continued service and to you holding the Post-

Start Date Shares. The FY24 Award will be subject to the terms and conditions of equity incentive documentation in the form attached to this Letter Agreement. All equity compensation awarded to you will be subject to any applicable stock ownership guidelines that may be implemented by the FTAI Board. The Company and FTAI Aviation will permit you to sell (and will take commercially reasonable efforts to facilitate such sale of) ordinary shares of FTAI Aviation in such amount to cover required tax withholding in connection with the vesting and/or payment of FTAI Aviation restricted stock and/or restricted stock units, the exercise of FTAI Aviation stock options or other taxable event with respect to any FTAI Aviation equity compensation, whether awarded to you prior to, on or following the Start Date. Benefits: Effective on the Start Date, you (and your spouse, registered domestic partner and/or eligible dependents, if any) shall be entitled to participate in the same manner as other similarly situated employees of the Company in the employee benefit plans that are generally made available to similarly situated employees of the Company, subject to applicable eligibility requirements. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, at the Company’s sole discretion, provided, that, in the event of any such modification or termination, you shall be treated no less favorably than other similarly situated employees of the Company. Indemnification: The Company, FTAI Aviation and any entity that is controlled by FTAI Aviation (each a “Controlled Affiliate”) shall provide with you indemnification (and advancement of expenses) to the greatest extent permitted by applicable State law and in any event no less favorable than that provided for other executive officers and directors of the Company. In addition, the Company, FTAI Aviation and the Controlled Affiliates shall provide you with coverage under directors’ and officers’ liability insurance policies no less favorable than that provided for other executive officers and directors of the Company and FTAI Aviation. Paid Time Off: During your employment, you will be entitled to paid time off (“Paid Time Off”) in accordance with the Company’s policy applicable to employees, as amended from time to time. Payment of Legal Fees: The Company will pay or reimburse up all legal fees reasonably incurred by you in connection with the negotiation and execution of this Letter Agreement, the agreements and arrangements referenced herein and any separation arrangements from FIG LLC. Representation: You represent that on the Start Date, you will be free to accept employment hereunder without any contractual restrictions, express or implied, with respect to any of your prior employers. You represent that you have not taken or otherwise misappropriated and you do not have in your possession or control any confidential and proprietary information belonging to any of your prior employers or connected with or derived from your services to prior employers, except for information relating to the business (the “FTAI Aviation Business”) of FTAI Aviation Ltd. (“FTAI Aviation”) or as expressly permitted by your prior employer(s) (including, without limitation, pursuant to your separation agreement and general release with FIG LLC). You further acknowledge that the Company has informed you that you are not to use or cause the use of such confidential or proprietary information in any manner whatsoever in connection with your employment by the Company, except to the extent relating to the FTAI Aviation Business or as otherwise expressly permitted by FIG LLC. You agree that you will not use such information, except to the extent relating to the FTAI Aviation Business, as otherwise expressly permitted by FIG LLC or in the course of your service to FIP. You represent that you are not currently a party to any pending or threatened litigation or arbitration, including with any current or former employer or business associate. In the event that you become a party to any pending or threatened litigation or arbitration after the date on which you sign this Letter Agreement but prior to your Start Date and at all times thereafter while you are employed by the Company, you shall promptly provide the Company with notice of such, in writing. You shall indemnify and hold harmless the Company from any and all claims arising from any breach of the representations and warranties in this paragraph. You represent that you understand that this Letter Agreement sets forth the terms and conditions of your employment relationship with the Company and as such, you have no express or implied right to be treated the same as or more favorably than any other employee of the Company, FTAI Aviation and any Controlled Affiliates with respect to any matter set forth herein based on the terms or conditions of such person’s employment relationship with the Company, FTAI Aviation or any Controlled Affiliate. Set-off: You hereby acknowledge and agree, without limiting the Company’s rights otherwise available at law or in equity, that, to the extent permitted by law, any or all amounts or other consideration payable by the Company, FTAI Aviation or any Controlled Affiliate pursuant to the provisions hereof or pursuant to any other agreement with the Company, FTAI Aviation or any Controlled Affiliate, may be set-off against any or all amounts or other consideration payable by you to the Company, FTAI Aviation or any Controlled Affiliate hereunder or under any other agreement between you and the Company, FTAI Aviation or any Controlled Affiliate; provided that any such set-off does shall not be permitted to the extent it could result in adverse tax consequences to you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Policies and Procedures: You agree to comply in all material respects with all Company policies and procedures applicable to employees generally, as amended and implemented from time to time, including, without limitation, tax, regulatory and compliance procedures, in each case, to the extent such policies and procedures are provided or made available to you in writing. Employment Relationship; Notice Period: This Letter Agreement is not a contract of employment for any specific period of time, and subject to any notice provisions herein, your employment is “at will” and may be terminated by you or by the Company at any time for any reason or no reason whatsoever. In each case where the term “Company” is used in this Letter Agreement it shall mean, in addition to the Company, FTAI Aviation or any Controlled Affiliate to the extent you may be employed on a full-time basis at the applicable time by such entity. Unless otherwise agreed with the Company, FTAI Aviation or any Controlled Affiliate, you agree that effective as of any separation from service with the Company, you will have been deemed to resign from all positions you may hold with the Company and its affiliates (including any board memberships), and will take any actions that may be reasonably required to effectuate such resignation, without prejudice against any rights you may otherwise have under this Agreement. You agree to provide the Company with at least 90 days’ advance written notice of your resignation of employment (the “Notice Period,” which Notice Period shall be considered a “Protective Covenant” (as hereinafter defined) for purposes of this Letter Agreement). The Company may, in its sole discretion, direct you to cease performing your duties, refrain from entering the Company’s offices and/or restrict your access to Company systems, trade secrets and confidential information, in each case during all or part of the Notice Period. During the Notice Period, you shall continue to be an employee of the Company, the Company shall continue to pay you your base salary and benefits, and you shall be entitled to all other benefits and entitlements as an employee until the end of the Notice Period (although you acknowledge that (i) you shall not be entitled to receive any bonus not already paid prior to the commencement of the Notice Period (except as otherwise set forth in the section titled “Termination without Cause or Termination for Good Reason” below); (ii) your base salary, benefits, and entitlements shall cease if you breach in any material respect any of your agreements with or obligations to the Company, FTAI Aviation or any Controlled Affiliate, including, without limitation, those “Protective Covenants” set forth below and incorporated herein; (iii) your Paid Time Off will be treated in accordance with the Company’s policies then in effect; and (iv) such Notice Period shall be disregarded for purposes of the vesting of equity and/or deferred cash awards, if any). Accrued Obligations upon Any Termination of Employment: Upon any termination of employment, the Company shall pay or provide to you: (i) any unpaid base salary through the date of your employment termination (payable on the next payroll date after employment termination), (ii) unpaid business expenses pursuant to the Company’s business expense policies, (iii) if any, accrued and unused vacation days (payable on the next payroll date after employment termination) and (iv) vested employee benefits payable under the terms of the Company’s employee benefit plans. Such amounts and the Prior Year Bonus (as defined below) shall be treated as the “Accrued Obligations” for purposes of this Agreement. Termination without Cause or Termination for Good Reason: Outside of Change in Control Period. If your employment with the Company is terminated other than for Cause (as defined below), death or Disability (as defined below), or you resign your employment with the Company with Good Reason (as defined below), in either case other than within the Change in Control Period (as defined below) then, subject to the conditions described herein, the Company and/or FTAI Aviation shall pay or provide to you the following severance pay and benefits: Continuing Severance Pay. You will be entitled to receive $4 million, payable ratably less applicable withholdings over 2 years following the termination date in accordance with the regular payroll practices of the Company as in effect from time to time.

Pro Rata Bonus Payment. To the extent that you have an established target bonus for the year in which your termination occurred, you will be entitled to receive a payment equal to the bonus that would be payable based on actual performance for the year of termination (with any individual subjective element of such bonus being treated as satisfied at not less than target), pro-rated for the number of days within the year that your termination occurred during which you were employed by the Company, payable less applicable withholdings in a lump sum at the same time as Company executives generally are paid a bonus with respect to the calendar year in which such termination occurs, but no later than March 15 of the year following the year in which your termination occurred (the “Pro Rata Bonus”). Prior Year Bonus. To the extent that you have an established target bonus for the year prior to the year in which your termination occurred and such bonus has been earned but not yet paid, you will be entitled to receive a payment equal to such earned bonus (the “Prior Year Bonus”), payable less applicable withholdings in a lump sum at the same time as Company executives generally are paid a bonus with respect to the calendar year prior to the year in which such termination occurs, but no later than March 15 of the year in which your termination occurred. COBRA. Subject to your effective election of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or a state law equivalent (“COBRA”) within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will reimburse you an amount equal to the full premiums for health, dental and visions insurance as of immediately prior to the termination until the earliest of (A) a period of 24 months from the date of termination or (B) the date upon which you or your eligible dependents become eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, the Company may elect to pay the benefits in this provision in cash rather than by reimbursement, and will be required to do so in the event that you and your eligible dependents are no longer eligible for COBRA as a result of the expiration of the COBRA period under applicable law. Equity Acceleration. 100% of the FY24 Award will accelerate and become vested in full. For the avoidance of doubt, this provision does not provide for the acceleration of any equity awards other than the FY24 Award and such awards shall vest pursuant to the applicable provisions of such grant. Within Change in Control Period. If your employment with the Company is terminated other than for Cause, death or Disability, or you resign your employment with the Company with Good Reason, in either case within the Change in Control Period then, subject to the conditions described herein, the Company and/or FTAI Aviation shall pay or provide to you the following severance pay and benefits: Lump Sum Severance Pay. You will be entitled to receive $6 million, payable less applicable withholdings in a lump sum as soon as practicable following your termination, but in any event no later than the first payroll date after the effective date of the Release. Notwithstanding the foregoing, if such termination of employment within the Change in Control Period occurs prior to the occurrence of a Change in Control, the Company and you shall in good faith agree upon the portion of such severance payment which can be paid in a lump sum in compliance with Section 409A and the balance of the severance shall be paid in installments. Lump Sum Bonus Payment. To the extent that you have an established target bonus for the year in which your termination occurred, you will be entitled to receive a payment equal to the greater of (x) your target bonus for the year of termination or (y) the bonus that would be payable based on actual performance for the year of termination (with any individual subjective element of such bonus being treated as satisfied at not less than target), in either case pro-rated for the number of days within the year that your termination occurred during which you were employed by the Company, payable less applicable in a lump sum at the same time as Company executives generally are paid a bonus with respect to the calendar year in which such termination occurs (the “CIC Pro Rata Bonus”). Prior Year Bonus. You will be entitled to receive the Prior Year Bonus. COBRA. Subject to you effective election of continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for you and your eligible dependents, the Company will reimburse you an amount equal to the full premiums for health, dental and visions insurance as of immediately prior to the termination until the earliest of (A) a period of 36 months from the date of termination or (B) the date upon which you or your eligible dependents become eligible to receive substantially similar coverage from another employer. Notwithstanding the foregoing, the Company may elect to pay the benefits in this provision in cash rather than by reimbursement, and will be required to do so in the event that you and your eligible dependents are no longer eligible for COBRA as a result of the expiration of the COBRA period under applicable law. Equity Acceleration. 100% of the FY24 Award will accelerate and become vested in full. For the avoidance of doubt, this provision does not apply to any equity awards other than the FY24 Award. Termination for Death or Disability: If your employment with the Company is terminated as a result of your death or Disability, then, subject to the conditions described herein, 100% of the FY24 Award will accelerate and become vested in full. For the avoidance of doubt, this provision does not provide for the acceleration of any equity awards other than the FY24 Award. The Company shall also pay you (or your estate or beneficiaries, if applicable) the Prior Year Bonus and dependent upon whether or not such termination is during the Change in Control Period, the Pro Rata Bonus or the CIC Pro Rata Bonus. Conditions to Severance; Timing: The receipt of any severance payments or benefits (other than Accrued Obligations) pursuant to this Letter Agreement will be subject to you (or your representative, as applicable) signing and not revoking a separation agreement and release of claims in the form attached hereto as Exhibit B (the “Release”) and provided that such Release becomes effective and irrevocable no later than 60 days (180 days in the event of your death) following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance payments or benefits (other than Accrued Obligations) under this Letter Agreement. In no event will severance payments or benefits (other than Accrued

Obligations) be paid or provided until the Release becomes effective and irrevocable. You acknowledge that severance benefits you may receive pursuant to this Letter Agreement do not constitute a bonus, raise, employment, or continued employment, and that consideration for the Release is not a bonus, raise, employment, or continued employment. You further acknowledge that this Letter Agreement is a negotiated agreement between you and the Company, and the Release set forth herein is a negotiated severance agreement. Provided that the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Letter Agreement will be paid on, or, in the case of installments, will not commence until, the 60th day following your separation from service, or, if later, such time as required herein. Except as required herein, any installment payments that would have been made to you during the 60-day period immediately following your separation from service but for the preceding sentence will be paid to you on the first payroll date on or following the 60th day following your separation from service and the remaining payments will be made as provided in this Agreement. In no event will you have discretion to determine the taxable year of payment for any payment that constitutes deferred compensation for purposes of Section 409A. You shall not be required to mitigate any severance payments or benefits to be provided hereunder and no such mitigation shall be applied. Definitions: “Cause” means (i) your conviction of, or plea of nolo contendere to, a felony (other than as a result of a vehicular-related offense) (ii) your substantial and continued refusal to perform your employment duties, (iii) your failure to cooperate reasonably with a governmental or internal investigation of the Company or its directors, officers or employees if the Company or FTAI Board has requested your cooperation, (iv) your gross negligence, gross misconduct, or fraud, resulting in material harm to the Company, or (v) your material breach of any of the Protective Covenants. In order for a termination to be for “Cause” in the case of items (ii) through (v), the Company must give you written notice of the circumstance(s) amounting to Cause within 90 days of the Company having knowledge of the occurrence of Cause event, you must fail to the cure the underlying circumstances to the Company’s reasonable satisfaction within 30 days after receiving such notice, and the Company must terminate your employment within 90 days thereafter. Poor performance shall not constitute Cause and you may not be terminated for Cause based upon actions or inactions resulting from the advice of counsel to FTAI Aviation or at the direction FTAI Board. . No action or inaction shall be treated as willful unless done or not done in bad faith and without reasonable belief such action or inaction was in the best interests of the Company, FTAI Aviation or its Controlled Affiliates. You may only be terminated for Cause based upon a majority resolution of the FTAI Board after you and your counsel are provided with a reasonable opportunity to be heard before the FTAI Board. “Change in Control” has the meaning given to it in the FTAI Aviation Nonqualified Stock Option and Incentive Award Plan. “Change in Control Period” means the period beginning 6 months prior to and ending 24 months following a Change in Control.

“Disability” means you are unable to engage in any substantial gainful activity/the essential functions of your role, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (as determined by a licensed physician selected by the Company and reasonably acceptable to you). “Good Reason” means your resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your express written consent: (i) a material and adverse change in scope of your responsibilities, authority, title, position or reporting structure (including no longer reporting to the FTAI Board or its successor, failure to be appointed to the FTAI Board, or failure to be elected or continued as Chair of the FTAI Board), as compared to the scope of your responsibilities, authority, title, position or reporting structure immediately prior to such change, (ii) the Company’s or FTAI Aviation’s material breach of the Letter Agreement or other material agreement between you and the Company and/or FTAI Aviation, (iii) a material reduction of your base salary, other than as a part of Company salary reduction affecting all similarly situated Company and FTAI Aviation executives of no more than ten percent (10%) of your base salary; (iv) a change in the geographic location at which you must perform services to outside of New York City, New York; and (v) the failure of the Company to obtain assumption of this Agreement by any successor. You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of such notice, and, if the Company fails to cure such action within such 30-day period, you actually terminate employment within 30 days following such 30-day period. Limitation on Payments: In the event that the payments and benefits provided for in this Letter Agreement or other payments and benefits payable or provided to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then your payments and benefits under this Letter Agreement or other payments or benefits (the “280G Amounts”) will be either: (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code or applicable state law, results in your receipt on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code. In the event that a reduction of 280G Amounts is being made in accordance with this provision, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order: (1) reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced); (2) cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first); (3) reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and (4) reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced). In no event will you have any discretion with respect to the ordering of payments or benefits. Unless the Company and you otherwise agree in writing, any determination required under this provision will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company and reasonably acceptable to you, whose determination absent manifest error will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this provision, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). You and the Company will cooperate in connection with mitigation of tax exposure under Code Sections 280G and 4999 of the Code, including possible acceleration of payments and/or valuation of noncompetition restrictions. The Company and you will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this provision. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this provision. Protective Covenants: You acknowledge that, from the Start Date and during the period of your employment hereunder, you will be provided with access to proprietary and confidential information, knowledge and data relating to the Company, FTAI Aviation and its Controlled Affiliates and/or any joint venture to which the Company, FTAI Aviation or any of its Controlled Affiliates is a party and their respective businesses, specialized training, and/or will meet and develop relationships with potential and existing suppliers, financing sources, customers, clients, and employees of the Company, FTAI Aviation and its Controlled Affiliates or any joint venture to which the Company, FTAI Aviation or any of its Controlled Affiliates is a party. You acknowledge that the Company, FTAI

Aviation and its Controlled Affiliates are engaged in a highly competitive business and that the success of the Company, FTAI Aviation and its Controlled Affiliates in the marketplace depends upon its goodwill and reputation, and that you will develop such goodwill and reputation through substantial investment by the Company, FTAI Aviation and its Controlled Affiliates. You agree and acknowledge that reasonable limits on your ability to engage in activities competitive with the Company, FTAI Aviation and its Controlled Affiliates are warranted to protect their substantial investments in developing and maintaining their status in the marketplace, reputation and goodwill. You further acknowledge and agree that (i) the foregoing makes it necessary for the protection of the Company’s, FTAI Aviation’s and its Controlled Affiliates’ goodwill that you comply with the provisions of these Protective Covenants, (ii) this offer of employment would not have been extended to you if you had not agreed to comply with the provisions of these Protective Covenants, and (iii) the restrictions set forth in these Protective Covenants are reasonable. You shall not, without the advance written approval of the Company, directly or indirectly, serve as an executive professional, supervisor or manager to, provide strategic consulting or advice to, or control the operations of, a Competing Business which operates in the Restricted Territory (each as hereinafter defined), during (i) the period of your employment hereunder and (ii) if you resign your employment for any reason (other than with Good Reason) or are terminated for Cause, the twelve (12) month period immediately following the effective date of your termination of employment (which twelve (12) month period shall be inclusive of the Notice Period (as defined above)); provided, however, that if a Competing Business operates both within and outside the Restricted Territory, you shall not be prevented from providing services to the Competing Business solely with respect to its operations outside the Restricted Territory, so long as (A) such services do not relate to the governance, strategy, development, management, sales or operations of any business segment within the Restricted Territory, and (B) you do not provide or receive any confidential information, or participate in any communication, related to the business segment of the Competing Business operating within the Restricted Territory. For purposes of this Letter Agreement, “Competing Business” means any business, individual, partner, firm, corporation, or other entity or joint venture of entities engaged in, or preparing to engage in (including through owning or taking steps to own a third party that is or would be)the sale, lease or maintenance of commercial jet engines, and “Restricted Territory” means the United States, North America, South America, Asia, Europe, Africa and Australia. Your provision of services to a unit, division or subsidiary of an entity engaging in a Competing Business shall not be in violation of this paragraph if such unit, division or subsidiary does not engage in the Competing Business. You hereby agree that during the period of your employment hereunder and for the eighteen (18) month period immediately following the termination of such employment for any reason, you shall not, directly or indirectly (including by assisting or aiding any third party): (a) recruit, solicit or induce any non-clerical employee or employees of the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party to terminate their employment with, or otherwise cease their relationship with, the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party, or in hiring or assisting another person or entity to hire any non-clerical or administrative employee of the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party or any person who within six (6) months before had been a non-clerical/non- administrative employee of the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party and was recruited or solicited for such employment or other retention while an employee of the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party (other than any of the foregoing activities engaged in with the prior written approval of the Company or in the course of performing your duties for the Company); or (b) other than in the course of performing your duties for the Company, solicit, induce or encourage or attempt to persuade any agent, supplier or customer of the Company, FTAI Aviation or any Controlled Affiliate or any joint venture to which the Company, FTAI Aviation or any Controlled Affiliate is a party to reduce or terminate such agency or business relationship; provided that the provisions of this Letter Agreement shall not prohibit solicitation by you of any such agent, supplier or customer to the extent that such solicitation does not relate to a Competing Business. You hereby agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages the Company, FTAI Aviation or any Controlled Affiliates or any of their respective founders or senior management members. The Company and FTAI Aviation hereby agree that they shall instruct their respective directors, officers, founders and senior management members to not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages you. This paragraph shall not be violated by (i) statements made in the ordinary course of providing your duties to the Company, (ii) truthful statements made as reasonably appropriate in connection with a court order or subpoena or as otherwise required by applicable law, in connection with a governmental or regulatory agency investigation or in connection with any legal process between you and the Company, FTAI Aviation or any Controlled Affiliates or any of their respective founders or senior management members or (iii) statements made to correct or rebut any false or misleading statements made by you or the Company, FTAI Aviation or any Controlled Affiliates or any of their respective founders or senior management members. Without limitation on the forgoing, none of the Company, FTAI Aviation or any Controlled Affiliates will, in any official statement, press release or public announcement, disparage you or your personal or professional reputation, integrity, competence, good character, professionalism or standing. Nothing contained in this Letter Agreement shall limit any common law or statutory obligation that you may have to the Company, FTAI Aviation or any Controlled Affiliate.

As a condition of employment, you will be required to sign a confidentiality and proprietary rights agreement, in the form attached to this Letter Agreement, and that agreement shall remain in full force and effect after it is executed and following termination of your employment for any reason with the Company or FTAI Aviation or any Controlled Affiliate. The obligations set forth in such agreement shall be considered “Protective Covenants” for purposes of this Letter Agreement and are incorporated herein by reference. The provisions set forth above in (or incorporated into) this “Protective Covenants” section, together with the Notice Period above, are collectively referred to in this Letter Agreement as the “Protective Covenants” (and each is a “Protective Covenant”). You acknowledge and agree that each of the Protective Covenants is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of, as the case may be, the Company or FTAI Aviation and its Controlled Affiliates (including, but not limited to, their confidential information, customer lists, the goodwill of their businesses, investments in special training or techniques provided by the Company or FTAI Aviation or any Controlled Affiliate to your and their relationships with customers, employees, agents and suppliers), imposes no undue hardship on you, is not injurious to the public, and that, notwithstanding any provision in this Letter Agreement to the contrary, any violation of the Protective Covenants shall be specifically enforceable in any court of competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond. You acknowledge and agree that a portion of the compensation provided to you under this Letter Agreement will be provided in consideration of the Protective Covenants, the sufficiency of which consideration is hereby acknowledged. If any Protective Covenant as applied to you or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other Protective Covenant. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, you agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Each of the Protective Covenants shall be construed as an agreement independent of any other provisions in this Letter Agreement. Arbitration: You agree to submit any claims arising out of this Letter Agreement or your employment and termination thereof to binding arbitration in accordance with the terms of Exhibit A, which are hereby incorporated herein by reference. By executing this Letter Agreement, both you and the Company acknowledge that (a) arbitration pursuant to the terms set forth in Exhibit A shall be the sole and exclusive means of resolving any claims between you and the Company arising out of or relating to this Letter Agreement or your employment and termination thereof (except as provided in Exhibit A) and (b) you are relinquishing your right to a jury trial. Governing Law: This Letter Agreement will be covered by and construed in accordance with the laws of New York, without regard to the conflicts of laws provisions thereof. WITH REGARDS TO (I) THOSE CLAIMS EXCLUDED FROM BINDING

ARBITRATION (AS SET FORTH IN EXHIBIT A, SECTION (C)); AND (II) APPLICATIONS FOR INJUNCTIVE RELIEF (AS DESCRIBED IN EXHIBIT A, SECTION (A)), YOU HEREBY AGREE THAT EXCLUSIVE JURISDICTION WILL BE IN A COURT OF COMPETENT JURISDICTION IN THE CITY OF NEW YORK AND WAIVE OBJECTION TO THE JURISDICTION OR TO THE LAYING OF VENUE IN ANY SUCH COURT. Section 409A: The intent of the parties to this Letter Agreement is that payments and benefits hereunder comply with, or are exempt from, Section 409A and, accordingly, to the maximum extent permitted, this Letter Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. In the event that the parties in good faith reasonably agree that this Letter Agreement is not in compliance with Section 409A they shall use good faith efforts to modify this Letter Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits. The Company does not guarantee you any particular tax treatment relating to the payments and benefits under this Letter Agreement. In no event shall the Company be liable for, or be required to indemnify you for, your liability for taxes or penalties under Section 409A or otherwise. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Letter Agreement, and no payment shall be due to you under this Letter Agreement, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any payments described in this Letter Agreement that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Letter Agreement, if you are a “specified employee” (as defined in Section 409A(a)(2)(B)(i)) and are entitled to receive a payment on separation from service that is subject to Section 409A, the payment may not be made earlier than six months following the date of your separation from service if required by Section 409A, in which case, the accumulated postponed amount shall be paid in a lump sum on the first business date after the earlier of (i) the date that is six (6) months following such separation from service and (ii) your death. Each amount and installment to be paid or benefit to be provided to you pursuant to this Letter Agreement shall be construed as a separate identified payment for purposes of Section 409A. Miscellaneous; Acknowledgements; Protective Covenants Severable; Remedies Cumulative; Subsequent Employment Notice; Obligations; No Waiver; Cooperation; Withholding: Notwithstanding the provisions of Exhibit A, if you commit a breach or are about to commit a breach, of any of the Protective Covenants provisions hereof, the Company, FTAI Aviation and its Controlled Affiliates shall have the right to seek to have the provisions of this Letter Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to the Company, FTAI Aviation or its Controlled Affiliates and that money damages may not provide an adequate remedy to the Company, FTAI Aviation or its Controlled Affiliates. In addition, the Company, FTAI Aviation or its Controlled Affiliates may take all such other actions and remedies available to it under law or in equity, and, pursuant to this Letter Agreement shall be entitled to such damages as it can show it has sustained by reason of such breach.

The parties acknowledge that (i) the type and periods of restriction imposed in the Protective Covenants are fair and reasonable and are reasonably required in order to protect and maintain the proprietary interests of the Company, FTAI Aviation and its Controlled Affiliates or other legitimate business interests and the goodwill associated with the business of any of the foregoing; (ii) the time, scope, geographic area and other provisions of the Protective Covenants have been specifically negotiated by sophisticated commercial parties, who have each had the opportunity to consult with legal counsel; and (iii) because of the nature of the business engaged in by the Company, FTAI Aviation and its Controlled Affiliates and the fact investments can be and are made by the Company, FTAI Aviation and its Controlled Affiliates wherever they are located, it is impractical and unreasonable to place a geographic limitation on the agreements made by you. If any of the covenants contained in the Protective Covenants, or any part thereof, is held to be unenforceable by reason of it extending for too great a period of time or over too great a geographic area or by reason of it being too extensive in any other respect, the parties agree (x) such covenant shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographic areas as to which it may be enforceable and/or over the maximum extent in all other respects as to which it may be enforceable, all as determined by the court making such determination and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. Each of the covenants and agreements contained in the Protective Covenants is separate, distinct and severable. All rights, remedies and benefits expressly provided for in this Letter Agreement are cumulative and are not exclusive of any rights, remedies or benefits provided for by law or in this Letter Agreement, and the exercise of any remedy by a party hereto shall not be deemed an election to the exclusion of any other remedy (any such claim by the other party being hereby waived). The existence of any claim, demand, action or cause of action of you against the Company, FTAI Aviation or any Controlled Affiliate, whether predicated on this Letter Agreement or otherwise, shall not constitute a defense to the enforcement by the Company, FTAI Aviation or any Controlled Affiliate of each Protective Covenant. The unenforceability of any Protective Covenant shall not affect the validity or enforceability of any other Protective Covenant or any other provision or provisions of this Letter Agreement. The temporal duration of any Protective Covenant shall not expire, and shall be tolled, during any period in which you are in violation of such Protective Covenant (unless the Company is aware of such violation and does not take any actions to cause you to cease such violation), and all such applicable restrictions shall automatically be extended by the period of your violation of any such restrictions. Prior to accepting employment in the aerospace industry with any person, firm, corporation or other entity during your employment by the Company, FTAI Aviation or any Controlled Affiliate (in anticipation of commencing such new employment after terminating your employment with the Company) or any period thereafter that you are subject to any of the Protective Covenants (other than non- disparagement or confidentiality), you shall (i) notify the prospective employer in writing of your obligations under such provisions and (ii) within thirty days after your commencement of employment with any new employer, shall simultaneously provide a copy of such written notice to an officer of the Company of such new employment, identifying such new employer. The failure of a party to this Letter Agreement to insist upon strict adherence to any term hereof on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Letter Agreement. This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no further force and effect. This Letter Agreement may be assigned by the Company to any affiliate of the Company, FTAI Aviation or any manager of FTAI Aviation so long as the Company remains secondarily liable for any of its obligations hereunder or to a person or entity which is an affiliate or successor in interest to all or substantially all of the business operations of the Company and FTAI Aviation. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate person or entity. You shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during your employment with the Company in which: (i) you were involved during the course of your employment; and (ii) your subsequent assistance and cooperation is reasonably necessary or appropriate. Such cooperation will be subject to your personal and business commitments, and you shall not be required to cooperate against your own interests. The Company will reimburse you for any reasonable costs and expenses incurred in connection with providing any such assistance. The Company shall withhold from any amounts and benefits due to you under this Letter Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. This Letter Agreement and Exhibit A contain the entire understanding of the parties and may be modified only in a document signed by the parties and referring explicitly to this Letter Agreement. If any provision of this Letter Agreement or Exhibit A is determined to be unenforceable, it may be severed and the remainder of this Letter Agreement or Exhibit A shall not be adversely affected thereby. Moreover, if any one or more of the provisions contained in this Letter Agreement or Exhibit A is held to be unenforceable, any such provision will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable law. In executing this Letter Agreement, you represent that you have not relied on any representation or statement not set forth herein, and you expressly disavow any reliance upon any such representations or statements. Without limitation to the foregoing, you represent that you understand that you shall not be entitled to any equity interest, profits interest or other interest in the Company, FTAI Aviation, any Controlled Affiliate, or any manager of FTAI

Aviation or any of its affiliates, except as provided herein or in another writing signed by the Company. FTAI Aviation and its Controlled Affiliates are intended beneficiaries under this Letter Agreement. [signatures on the following page.]

If you agree with the terms of this Letter Agreement and accept this offer of employment, please sign and date this Letter Agreement in the space provided below and return a copy to the Company to indicate your acceptance. This Letter Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Sincerely, FTAI Aviation LLC By: /s/ Demetrios Tserpelis Name: Demetrios Tserpelis Title: Chief Financial Officer, Treasurer and Secretary FTAI Aviation Ltd. By: /s/ Eun (Angela) Nam Name: Eun (Angela) Nam Title: Chief Financial Officer AGREED AND ACCEPTED AS OF May 27, 2024: /s/ Joseph P. Adams Jr. Joseph P. Adams Jr.

Exhibit A Arbitration (a) You and the Company agree that we shall first attempt to settle any controversy, dispute or claim arising out of or relating to your compensation, your employment or the termination thereof or the Letter Agreement or breach thereof (including, without limitation, any claim regarding or related to the interpretation, scope, effect, enforcement, termination, extension, breach, legality, remedies and other aspects of the Letter Agreement or the conduct and communications of us regarding the Letter Agreement and the subject matter of the Letter Agreement) through good faith negotiation. Any such controversy, dispute or claim, as described in the preceding sentence, will be referred to herein as a “Dispute”. If such negotiations fail to reach a resolution of the Dispute within forty-five (45) days after a party initially provides written notice (either by letter or electronically) of any such Dispute either party may initiate arbitration proceedings in accordance with this Exhibit A. The parties agree to resolve any Dispute by binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or a successor organization, for binding arbitration located in New York City, New York by a single arbitrator pursuant to its Employment Arbitration Rules & Procedures. The JAMS Employment Arbitration Rules & Procedures are available online at https://www.jamsadr.com/rules-employment-arbitration/. Except as otherwise authorized by applicable law, all awards of the arbitrator shall be binding and non-appealable. The arbitrator’s final award shall be in writing made and delivered to the parties within thirty (30) calendar days following the close of the hearing and shall provide a reasoned basis for the resolution of any Dispute and any relief provided. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction. The arbitrator shall apply New York law to the merits of any Dispute, without reference to the rules of conflicts of law applicable therein. The arbitrator shall be bound by and strictly enforce the terms of the Letter Agreement and this Exhibit and, except as expressly provided for in Section (l) of this Exhibit A, may not limit, expand or otherwise modify their terms. The arbitrator may grant injunctions or other relief. Notwithstanding anything else set forth herein, neither the Company nor you shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided, including without limitation, with respect to any Dispute relating to the Protective Covenants under the Letter Agreement or any confidentiality obligations under your Confidentiality and Proprietary Rights Agreement. (b) You acknowledge that you have read and understand this Exhibit A to the Letter Agreement. You understand that by signing the Letter Agreement, you agree to submit any Dispute to binding arbitration, and that this arbitration provision constitutes a waiver of your rights to a jury trial and relates to the resolution of all Disputes relating to all aspects of the employer/employee relationship to the greatest extent permitted by law, including but not limited to the following: (i) Any and all claims for wrongful discharge of employment, breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation; (ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act, as amended, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the New York City Administrative Code, the New York Labor Law, the New York Human Rights Law, and the New York City Human Rights Law;

(iii) Any and all claims arising out of or relating to your compensation, including without limitation, any carried interest, points interest, or any equity based incentive plan or award agreement, all such claims to be governed by the terms and conditions of any such plan or award agreement; and (iv) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment, harassment or employment discrimination. (c) The following Disputes are excluded from mandatory arbitration under this Letter Agreement: (i) claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; and (ii) any other dispute or claim that has been expressly excluded from arbitration by statute or other applicable law that is not preempted by the Federal Arbitration Act. Nothing in this Letter Agreement should be interpreted as restricting or prohibiting you from filing a charge or complaint with the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the Occupational Safety and Health Commission, any other federal, state, or local administrative agency charged with investigating and/or prosecuting complaints under any applicable, federal, state, or municipal law or regulation. A federal, state, or local agency would also be entitled to investigate the charge in accordance with applicable law. However, any Dispute that is covered by this Letter Agreement but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Letter Agreement. (d) You further understand that other options such as federal and state administrative remedies and judicial remedies exist and acknowledge and agree that by signing the Letter Agreement and agreeing to the terms of this Exhibit A, with the sole exception of any Disputes expressly excluded from arbitration in Section (c) of this Exhibit A, these remedies are forever precluded and that regardless of the nature of your complaint(s), you acknowledge and agree that such complaint(s) can only be resolved by arbitration. (e) It is understood and agreed that, unless expressly authorized by statutory law, the arbitrator shall not have the right or authority to enter any award of punitive damages. (f) The fees and expenses of the arbitrator and all other expenses of the arbitration shall be borne by the Company. Each party shall bear the expenses of its own counsel, experts, and presentation of proof. (g) The substance and result of any arbitration under this Exhibit A to the Letter Agreement and all information and documents disclosed in any such arbitration by any person shall be treated as confidential (and as Proprietary Information under the Confidentiality and Proprietary Rights Agreement subject to the terms thereof), except that disclosures may be made to the extent necessary (i) to enforce a final settlement agreement between the parties or (ii) to obtain and secure enforcement, or a judgment on, an award issued pursuant to this Exhibit A to the Letter Agreement. (h) Class, Collective, and Representative Action Waiver - You agree that, with respect to any claims that are subject to arbitration under Section (b) of this Exhibit A to the Letter Agreement, in any forum whether arbitration or otherwise, you shall not be entitled to (i) join or consolidate claims by other individuals or entities against the Company, including but not limited to by becoming a member of a class in a class action; (ii) arbitrate any claim as a representative or participate in a class, representative, multi- plaintiff, or collective action or (iii) bring any such claim in a private attorney general capacity. Any attempt to proceed in arbitration, court or any other forum on anything other than an individual basis shall be void ab initio and be precluded by every tribunal in which any such action is brought. If, despite the parties’ express intent to proceed only in individual arbitration, a court nonetheless orders that a class, collective, mass or other representative or joint action should proceed, in no event will such action proceed in an arbitration forum and may proceed only in court. Any issue concerning the validity or enforceability of this class, collective and representative action waiver must be decided only by a court and an arbitrator shall not have authority to consider the issue of the validity or enforceability of this Section (h). (i) In the event any notice is required to be given under the terms of this Exhibit A, it shall be delivered in writing, if to you, to your last known address, and if to the Company, to the attention of the General Counsel of the Company. (j) If any provision of this Exhibit A is determined to be invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall be deemed modified to the extent necessary to render the same valid, or as not applicable to the given circumstances, or will be deleted from this Exhibit A, as the situation may require, and this Exhibit A shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be, it being the stated intention of the parties that had they known of such invalidity or unenforceability at the time of entering into this Exhibit A, they would have nevertheless contracted upon the terms contained herein, either excluding such provisions, or including such provisions, only to the maximum scope and application permitted by law, as the case may be. The parties expressly acknowledge and agree that it is their intent that the inclusion or exclusion of no provision or provisions is to interfere with or negate the arbitration and class/collective waiver provision of this Exhibit A and this Exhibit A is to be modified in scope and application in every instance needed to permit the enforceability of those provisions. In the event such total or partial invalidity or unenforceability of any provision of this Exhibit A exists only with respect to the laws of a particular jurisdiction, this Section will operate upon such provision only to the extent that the laws of such jurisdiction are applicable to such provision. (k) Except as otherwise expressly set forth herein, all capitalized defined terms shall have the same meaning as set forth in the Letter Agreement. (l) You and the Company agree that the Company is engaged in interstate commerce and that the Federal Arbitration Act shall govern the interpretation and enforcement of, and all proceedings pursuant to, this Exhibit A and that the arbitrator shall apply New York law to the merits of any Dispute. AGREED TO AND ACCEPTED: /s/ Joseph P. Adams Jr. Joseph P. Adams Jr. May 27, 2024 Date

Exhibit B Separation Agreement and Release of Claims

SEPARATION AGREEMENT AND GENERAL RELEASE This Separation Agreement and General Release (hereinafter referred to as the “Agreement”) confirms the following understandings and agreements between FTAI Aviation LLC (together with its parents and subsidiaries, the “Company”) and «First_Name» «Last_Name» (hereinafter referred to as “you” or “your”). 1. (a) The effective date of your termination of employment with the Company occurred on [•] (the “Termination Date”). The termination of your employment was [INSERT QUALIFYING TERMINATION TYPE] [within or outside of] the Change in Control Period (as defined in the Offer Letter, as hereinafter defined). (b) Your medical, dental and vision coverage (the “Health Coverage”) under the Company’s group health plan will terminate on the last day of the month in which the Termination Date occurred (the actual date of coverage termination, the “Coverage End Date”). Coverage under the Company’s Flexible Spending Account program (the “FSA”) terminated on the Termination Date (“FSA Coverage End Date”). All claims relating to the FSA must be submitted no later than 3 months following the plan year (March 31 of the following year); only those claims incurred on or prior to the FSA Coverage End Date will be reimbursed.] After the Coverage End Date and FSA Coverage End Date, you will be provided an opportunity to continue Health Coverage and the healthcare portion of the FSA for yourself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act, or a state law equivalent (“COBRA”), subject to any termination benefits you are eligible for in accordance with the Offer Letter. Specific information on COBRA, including its rate structure, will be forwarded to you separately. Your coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program. (c) Your basic life insurance, long term disability insurance, short term disability insurance and accidental death and dismemberment insurance under the Company’s group insurance plan terminated on the Termination Date. You have the choice to continue the basic life insurance policy by either porting the policy or converting the policy to a whole or term life plan. Specific information on continuing your basic life insurance policy will be forwarded to you separately. (d) Except as otherwise specifically set forth in this Agreement, after the Termination Date you are no longer be entitled to any further compensation or any monies from the Company or any of its affiliates (including, without limitation, any bonus or other incentive payments with respect to [ ] or any other period) or to receive any of the benefits made available to you during your employment at the Company. (e) You acknowledge and agree that you remain bound by Protective Covenants (as defined in your Offer Letter, as hereafter defined) set forth in your offer letter with the Company dated [month day, year] (the “Offer Letter”) and your Confidentiality and Proprietary Rights Agreement dated [month day, year] (the “Confidentiality Agreement”). (f) You represent that, to the best of your knowledge, you have (i) materially complied with all Company policies and procedures, including those contained in the Company’s compliance manual (and all prior versions of such manual as in effect during your employment) (the “Policies”) and (ii) not breached, or caused the Company to breach, any applicable law, rule, regulation, covenant or agreement in connection with Company business in any jurisdiction during the course of your employment. You further represent that you are not aware of any breach of any Policies, or any laws, rules, regulations, judicial or administrative decisions, rulings or orders or covenants or agreements applicable to the Company by any

Company employee or entity and that you have previously reported any known or suspected breaches, in writing, to the Company’s General Counsel or Chief Compliance Officer. 2. Following the Effective Date (as defined in Section 20 below), and contingent upon your (i) complying with this Agreement; and (ii) executing (and not revoking) this Agreement pursuant to Section 20 below, and subject to Section 23 below, the Company agrees to the following: (a) As consideration for entering into this Agreement, the Company agrees to provide you with the payments and benefits described in your Offer Letter to which you are eligible in connection with your termination of employment as described in 1(a) above (the “Separation Benefits”), but in no event shall such payment be made or benefits provided if you have not executed, or if you have revoked your execution of, this Agreement. (b) As additional consideration for entering into this Agreement, the Company agrees, as of the Termination Date, to waive the remainder of your [ninety (90)]-day notice period requirement (the “Notice Period”) specified in your Offer Letter (the “Notice Period Waiver”). In the event of your death or permanent disability prior to the applicable payment dates set forth in this Section 2, the payments and benefits set forth in Section 2 shall be provided to your beneficiaries or estate, as applicable You acknowledge and agree that you have no contractual entitlement to the Separation Benefits or Notice Period Waiver, other than pursuant to this Agreement. 3. (a) As used in this Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise. (b) For and in consideration of the payments and benefits described in Section 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors, and assigns, do fully and forever release, remise and discharge (“release”) the Company, and its direct and indirect subsidiaries, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents, solely in their official capacities as such, (collectively, the “Group”), from any and all claims which you had, may have had, or now have against the Company and the Group through the Effective Date of this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, retaliation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference. This release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (the “ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York Human Rights Law, the New York Labor Code, the New York Worker Adjustment and Retraining Notification Act, the New York City Administrative Code, the New York Labor Law and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Notwithstanding the foregoing, this release does not extend to (i) those rights that cannot be waived as a matter of law, (ii) your rights to accrued or vested benefits you may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) your rights under this Agreement and the agreements, equity awards and investments referenced, or incorporated by reference, herein, (iv) your rights of indemnification and/or advancement of expenses under any indemnification agreement, under the bylaws, certificate of incorporation or other similar governing document of the Company or under any of the Company’s insurance policies providing such coverage, or as otherwise described in this Agreement, [(v) rights with regard to your service as a member of the Company’s Board of Directors], or (vi) with respect to the your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government authority or regulator. (c) You specifically release all claims under the ADEA relating to your employment with the Company and its termination. (d) You represent that you have not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and you covenant and agree that you will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to the termination of your employment), except as may be necessary to enforce this Agreement or to seek a determination of the validity of the waiver of your rights under the ADEA. Nothing in this Agreement shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, you agree to waive your right to recover monetary damages in any charge, complaint, or lawsuit filed by you or by anyone else on your behalf. Except as otherwise provided in this paragraph or in Section 8, you will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that you could have raised against any member of the Group as of the Effective Date. To the extent permitted by law, and subject to the exceptions noted in Section 8, you further agree that you will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise. 4. You are specifically agreeing to the terms of this Agreement, including, without limitation, the release and related matters set forth in Section 3 because the Company has agreed to pay you money and provide you with benefits to which you were not otherwise entitled under the Company’s policies and has provided such other good and valuable consideration as specified herein. The Company has agreed to pay you this money and provide you with these benefits because of your agreement to accept it in full settlement of all possible claims you might have or ever had that are released hereunder and because of your execution of this Agreement. 5. The Company, on behalf of the Group (to the extent of those members of the Group for whom the Company has legal authority to grant such a release) and their successors and assigns, irrevocably and unconditionally releases you of and from all claims which they had, now have or may have against you, through the date the Company signs this Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, within the reasonable scope of your employment. The foregoing release does not apply to or extend to any acts of gross negligence, willful acts of misconduct or fraud which the Company may not have actual knowledge of as of the date of this Agreement. The Company represents that, as of the date of this Agreement, it has no actual knowledge (without having conducted any investigation in connection therewith) of any claims relating to you, by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or any other matter related to your employment with the Company or otherwise. 6. You represent that you have returned or, on or before the Termination Date you returned to the Company all Company property other than the property the Company explicitly permitted you to retain following the Termination Date, including, without limitation, mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or electronic property which you received or prepared or helped prepare in connection with your employment with the Company (including, but not limited to, any documents or other materials which are necessary for the Company to comply with its obligations under the Code of Ethics) and that you will not retain any copies, duplicates, reproductions or excerpts thereof. Notwithstanding the foregoing, you may retain your contact list and address book, personal correspondence and calendars, subject to ordinary course review by the Company’s compliance department prior to such retention. In addition, for the avoidance of doubt, you may retain your personal mobile phone and personal telephone number, which the Company acknowledges as your own property. The Company will provide for the return to you of any personal belongings on Company premises that you make the Company aware of, on or before the Termination Date, or as soon as reasonably practicable thereafter, and will cooperate with you and accommodate your reasonable requests in connection the shipping therewith. No use by you of such information shall be deemed to constitute a waiver of any applicable privilege by the Company. 7. You agree that in the course of your employment with the Company you have had access to and acquired Confidential Information. The term “Confidential Information” as used in this Agreement means (a) confidential information of the Company, including, without limitation, information received from third parties under confidential conditions, and (b) other technical, business or financial information or trade secrets or proprietary information (including, but not limited to, account records, confidential plans for the creation or disposition of products, product development plans, marketing strategies and financial data and plans), the use or disclosure of which would be contrary to the interests of the Company, its affiliates or related companies, or the Group, and which is not otherwise in the public domain (other than as a result improper disclosure by you or your controlled affiliates). You understand and agree that such Confidential Information has been disclosed to you in confidence and for use only on behalf of the Company. Subject to the exceptions noted in Section 8, you understand and agree that (i) you will not make use of Confidential Information on your own behalf, or on behalf of any third party and (ii) you will keep such Confidential Information confidential at all times after your employment with the Company, unless disclosure is required under compulsion of law or in the course of your duties and responsibilities to the Company hereunder or as required by law or legal process, including any dispute between the parties or to your accountants and/or attorneys for the sole purposes of obtaining, respectively, financial or legal advice. In the event you are required by compulsion of law to disclose Confidential Information, you shall promptly notify the General Counsel of the Company by facsimile at [ ] and by overnight mail at [ ], following receipt of any order or other legal process requiring you to divulge Confidential Information, of such receipt and of the content of any testimony or information to be provided, and you shall (x) permit the Company a reasonable period of time to seek an appropriate protective order; (y) cooperate with the Company if it seeks a protective order or similar treatment; and (z) if applicable, not disclose any more information than is otherwise required. In addition, you remain bound by the Confidentiality Agreement. 8. Nothing in this Agreement shall be construed to (i) prohibit you from lawfully making reports to, communicating with, or filing a charge or complaint with any government agency or law enforcement entity regarding possible violations of federal law or regulation in accordance with the provisions and rules promulgated under Section 21F of the Securities and Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other express whistleblower protection provisions of local, state, or federal law or regulation, (ii) require notification or prior approval by the Company of any reporting, communicating, or filing described in clause (i) hereof, (iii) limit your right to receive an award for any reporting, providing any information, or filing described in clause (i) hereof; or (iv) prohibit you from making statements or engaging in any other activities or conduct protected by the National Labor Relations Act. Furthermore, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information, provided that such disclosure is (i) (a) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal. Additionally, nothing in this Agreement prohibits you from disclosing a trade secret or other Confidential Information to your attorney in connection with the filing of a retaliation lawsuit for reporting a suspected violation of law, or from using a trade secret or other Confidential Information in such a lawsuit provided that you (i) file any document containing the trade secret or other Confidential Information under seal and (ii) do not disclose the trade secret or other Confidential Information, except pursuant to court order. 9. You shall cooperate reasonably with the Company and shall make yourself reasonably available to the Company (taking into account your personal and professional obligations) to respond to requests by the Company concerning matters including, but not limited to, business items with which you had direct involvement in or knowledge of and any litigation, arbitration, regulatory proceeding or other similar process involving facts or events relating to the Company that may be within your knowledge, in each case, which arises out of or relates to your employment with the Company. The Company shall reimburse you for all expenses you reasonably incur in providing such cooperation, including reasonable travel expenses, in accordance with Company policy. 10. You acknowledge that you have read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance. 11. Subject to the exceptions noted in Section 8, you agree to maintain the confidentiality of this Agreement, and to refrain from disclosing or making reference to its terms, except (a) as required by law or legal process, including any dispute between the parties; (b) with your accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (c) with your immediate family members (the parties in clauses (b) and (c), “Permissible Parties”); provided that you instruct the Permissible Parties to keep the terms and existence of this Agreement confidential. You acknowledge and agree that any disclosure of any material information by you or the Permissible Parties contrary to the provisions of this Agreement shall be a breach of this Agreement. 12. Subject to the exceptions noted in Section 8, you agree that you shall not make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company or any member of the Group. The Company agrees to instruct each of the directors and senior executives of the Company not to make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on you, and to not make any official announcement, filing or press release that includes any disparaging statements about you. Notwithstanding the foregoing, either party may make disparaging statements pursuant to truthful testimony pursuant to a governmental or regulatory investigation or in connection with a legal or arbitration process or to rebut disparaging statements made by you, any such senior employee or the Company. 13. As a further condition of this Agreement, you acknowledge that you have no legal entitlement to reemployment with the Company and its affiliates, and you waive and release any right to be considered for employment or reemployment with the Company and its affiliates, and/or the Company and its affiliates from any liability for any failure or refusal to hire you or engage you to perform services. 14. The Company and you each shall be entitled to seek the provisions of this Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the other party and that money damages will not provide an adequate remedy. Moreover, you understand and agree that if any court or arbitrator finds that you breached any provisions of this Agreement in any material respect, without curing such breach following reasonable prior notice from the Company and an opportunity to cure, then, in addition to any other legal or equitable remedy the Company may have, the Company shall be entitled to cease making (or if due, not make) any payments to you under Section 2, recover any payments made to you or on your behalf under Section 2, and you shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this Section 14 shall not apply to any challenge to the validity of the waiver and release of your rights under the ADEA. In the event you challenge the validity of the waiver and release of your rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA. Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of your obligations under this Agreement, including without limitation, the release of claims in Section 3 hereof. 15. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby; provided, however, that if you challenge the release of claims set forth herein and any court or arbitrator finds that the release of claims set forth herein is unlawful or unenforceable, or was not entered into knowingly and voluntarily, you agree at the Company’s option, either to return the consideration provided for herein or to execute a release in a form satisfactory to the Company that reflects, to the maximum extent possible, the terms set forth herein that is lawful and enforceable. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law. 16. Nothing herein shall be deemed to constitute an admission of wrongdoing by you or the Company or any member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement. 17. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Fax and PDF copies of such executed counterparts may be used in lieu of the originals for any purpose. 18. (a) The parties agree that, subject to Section 17(b) and 17(c) below and to the fullest extent permitted by law, any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement shall be submitted to arbitration before a single arbitrator in New York, New York in accordance with the Employment Arbitration Rules & Procedures of Judicial Arbitration and Mediation Services, Inc. (JAMS). The determination of the arbitrator shall be conclusive and binding on the Company (or its affiliates, where applicable) and you, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. The arbitrator shall apply New York law to the merits of any dispute or claims, without reference to the rules of conflicts of law applicable therein. You understand that by signing this Agreement, you agree to submit any claims arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, or breach thereof, or your employment or the termination thereof, to binding arbitration, and that this arbitration provision constitutes a waiver of your right to a jury trial and relates to the resolution of all disputes relating to all aspects of the employer/employee relationship to the fullest extent permitted by law, including but not limited to the following: (i) Any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of the covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation; (ii) Any and all claims for violation of any federal, state or municipal statute, including, without limitation, the ADEA, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, as amended, the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993, the Fair Labor Standards Act; and (iii) Any and all claims arising out of any other federal, state or local laws or regulations relating to employment or employment discrimination, including but not limited to, any claim challenging the validity of the waiver of claims contained herein. (b) The following disputes are excluded from mandatory arbitration under this Agreement: (i) claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; (ii) any claims for injunctive relief based on breach or threatened breach of the Protective Covenants described in the Offer Letter; (iii) claims for misappropriation of trade secrets; (iv) at your election, claims alleging conduct constituting a sexual harassment or sexual assault; and (v) any other dispute or claim that has been expressly excluded from arbitration by statute or other applicable law that is not preempted by the FAA. (c) This Agreement does not constitute an agreement to arbitrate claims on a collective or class basis. It is expressly agreed that, to the fullest extent permitted by law, no arbitrator shall have the authority to consider class or collective claims in connection with any claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved. You waive any right to assert any claim on a class or collective basis in any forum. Any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, and any issue concerning the validity or enforceability of the collective and class action waiver contained in this Agreement shall be decided by a court of a competent jurisdiction, and no arbitrator shall have any authority to consider or decide any issue concerning arbitrability of a particular issue or claim pursuant to this Agreement, concerning the validity or enforceability of the collective and class action waiver. (d) Notwithstanding the foregoing, nothing herein shall preclude either party from seeking temporary or preliminary injunctive relief. The parties agree to submit to the exclusive jurisdiction of the United States District Court of the Southern District of New York, or if that court lacks jurisdiction, in a state court located within the geographical boundaries thereof. 19. The terms of this Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.

20. (a) You understand that you have been given twenty-one (21) days from the original date of presentment of this Agreement (set forth below) to consider whether or not to execute this Agreement, although you may elect to sign it sooner. You agree that any modification to this Agreement, material or otherwise, does not restart, extend or affect in any way the original twenty-one (21) day consideration period. You shall have a period of seven (7) days after the day on which you sign this Agreement to revoke your consent thereto, which revocation must be in writing delivered to the Company, to the attention of [ ], and this Agreement shall not become effective until the eighth day following your execution of it (the “Effective Date”). You understand that if you revoke your consent within such seven (7) day period, all of the Company’s obligations to you under this Agreement will immediately cease, and the Company will not be required to make the payments or provide the benefits to you set forth herein pursuant to the terms hereof. You are advised to have this Agreement reviewed by legal counsel of your choice. 21. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any non-solicitation or non- compete agreements, all of which agreements shall remain in full force and effect. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties. 22. The language used in this Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsmen will be applied against any party. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted. 23. The Company shall be entitled to withhold from any amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or amounts, which it is from time to time required to withhold, and any lawful deductions authorized by you. The Company shall have no liability whatsoever for your personal tax consequences arising out of this Agreement or any payments or arrangements contemplated hereunder. 24. It is intended that any payments or benefits provided to you pursuant to this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the provisions of this Agreement will be interpreted and construed in accordance with that intent. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment until such termination is also a “separation from service” within the meaning of Section 409A and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service. Each payment and benefit provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (a) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (b) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. There shall be no offset against amounts or benefits subject to Section 409A to the extent such offset would result in penalty under Section 409A. If the parties in good faith believe that this Agreement is not in compliance with Section 409A, the parties shall in good faith attempt to amend this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits hereunder. 25. Except as explicitly set forth herein, you will not be obligated in respect of payments and benefits payable hereunder to obtain future employment, and any compensation for future employment or other services will not serve as an offset to the payments, benefits or director fees provided hereunder. [signatures on the following page.]

Date of original presentment: «Date_of_presentment» FTAI Aviation LLC By: Date: Agreed to and Accepted By: «First_Name» «Last_Name» Date: